Exhibit 99.1

POORE BROTHERS APPOINTS TERRY MCDANIEL

CHIEF OPERATING OFFICER

Goodyear, April 17, 2006---Poore Brothers, Inc. (Nasdaq: SNAK), a manufacturer and marketer of innovative snack food brands, today announced the appointment of Mr. Terry McDaniel to the position of Chief Operating Officer, effective immediately.

Mr. McDaniel is a highly regarded snack food industry veteran who brings the company over 20 years of consumer products leadership experience.  He has an exemplary track record of success in leadership roles including President and CEO of Wise Foods, Inc., an approximately $400 million snack food manufacturer and distributor, Vice President of Sales and Marketing for Wise Foods, Inc., and Vice President of Sales for Haagen-Dazs Company, Inc., where he led all direct store delivery operations and trade marketing.  Prior to these leadership positions, he held sales leadership positions for companies such as the Nestle Corporation, Tropicana Products, Inc. and Unilever.

Reporting to Chief Executive Officer Eric Kufel, Mr. McDaniel will be primarily responsible for leading all day-to-day operations of the company, with a particular emphasis on profitable revenue growth.  He will also be a key contributor to the creation and execution of innovative new ventures designed to help the Company achieve its vision of building a family of intensely different™ consumer brands.

“We are extremely fortunate to have Terry join the company as Chief Operating Officer.  While President and CEO of Wise Foods from 1997 to 2003, Terry delivered significantly improved operating results and shareholder value for then owners Kohlberg, Kravis, and Roberts. His industry expertise and contacts will add great value to our direct store delivery potato chip brands and distribution operations as well as our direct delivery products.  His track record of success and leadership ability will serve the company well as we focus on capitalizing on the many opportunities in front of us,” commented Mr. Eric Kufel, Chief Executive Officer.

“I appreciate the support and confidence of the Poore Brothers organization with my appointment.  The Company has a superb reputation as an industry innovator and I am particularly impressed with its diverse array of intensely different™ brands, strong balance sheet and significant manufacturing capacity and capabilities.  I believe Poore Brothers is a great platform for future growth.  I am honored to join the Company and I look forward to working together with Eric and the entire team to lead profitable long-term growth from existing brands and the creation of innovative new ventures,” commented Mr. McDaniel, Chief Operating Officer.

About Poore Brothers, Inc.

With facilities in Indiana and Arizona, Poore Brothers is a marketer and manufacturer of Intensely Different™ snack foods under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Cinnabon®, Tato Skins®, Poore Brothers®, Bob’s Texas Style®, and Boulder Canyon Natural Foods™. For further information about Poore Brothers or this release, please contact Eric J. Kufel, Chief Executive Officer, at (623) 932-6255, or logon to http://www.poorebrothers.com.

Statements contained in this press release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.